FT 8185

TRUST AGREEMENT

Dated: August 14, 2019

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, Effective: November 6, 2013" as amended by Amendment dated September 5, 2017 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website).

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

S&P DIVIDEND ARISTOCRATS BUY-WRITE PORTFOLIO, SERIES 7

The following special terms and conditions are hereby agreed to:

A.       The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B.       The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.       The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." The Trustee shall pay the amounts specified in Part I of Section 3.05 of the Standard Terms and Conditions of Trust accrued as of the Record Date on or shortly after the last Business Day of the month in which the Record Date occurs.

D.       The Distribution Date shall be the 25th day of the month in which the related Record Date occurs. Supplementing and superseding Subsection 3.05(II)(c) of the Standard Terms and Conditions of Trust, if on the 10th day of a month the Capital Account contains proceeds from any matured Securities, the Trustee shall on the 25th day of such month distribute to each Unit holder of record at the close of business on such 10th day of a month an amount per Unit equal to such Unit holder’s pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on the 10th day of such month after deduction of any amounts provided in Subsection 3.05(I) of the Standard Terms and Conditions of Trust.

E.       The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F.       First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and shall be an annual fee in the amount of $.0080 per Unit.

G.       The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H.       The Initial Date of Deposit for the Trust is August 14, 2019.

I.       There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J.       No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 5.02.

K.       No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

PART III

A.       The second paragraph of Section 3.02 of the Standard Terms and Conditions of Trust shall be amended to read as follows:

“With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), any non-cash distributions received by a Trust shall be sold to the extent they would be treated as dividend or interest income under the Internal Revenue Code and the proceeds shall be credited to the Income Account. Except as provided in the preceding sentence, non-cash distributions received by a Trust (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by a Trust) shall be dealt with in the manner described in Section 3.11 hereof, and shall be retained or disposed of by such Trust according to those provisions and the proceeds thereof shall be credited to the Capital Account. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale.”

B. Paragraph (c) of Section 3.05 of the Standard Terms and Conditions of Trust shall be amended to read in its entirety as follows:

“(c) Subject to the provisions of the following sentence, on each Distribution Date, for purposes of Section 3.05(II)(a), the pro-rata share of the Capital Account of each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date shall be an amount per Unit equal to such Unit holder's pro rata share of the balance of the Capital Account after deduction of any amounts provided in Subsection 3.05 (I) (except for monies on deposit therein required to purchase Contract Obligations and, with respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), monies constituting proceeds of pro-rata sales of Trust assets to effect redemptions, which proceeds shall be retained for payment of redemptions) computed as of the close of business on such Record Date. If a Trust contains Securities that are subject to written call options, on each Record Date, the Depositor shall direct the Trustee as to the amount, if any, to be distributed to Unit holders from the Capital Account on the following Distribution Date and the Trustee shall not, in the absence of such direction, make a distribution from the Capital Account. The Depositor’s determination as to the amount to be distributed shall be conclusive on all person interested in the Trust.”

C. The final two paragraphs of Section 3.07 of the Standard Terms and Conditions of Trust are restated as follows:

“If a Trust contains Securities that are subject to written call options, to the extent that, prior to the expiration of such call options, such Securities (a) are sold for the purpose of funding the Capital Account for redemption of Units tendered for redemption or (b) are otherwise sold pursuant to the Indenture or are disposed of pursuant to a corporate action, the Trustee shall, as directed by the Depositor, (i) purchase call options of the same type, thereby offsetting the obligation under the written call option or (ii) take such other action, including, without limitation, the reserving or pledging cash or other assets of the Trust to be applied to the settlement of the written call obligation.

The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale, purchase of a call option or other action made or taken, pursuant to any such direction of the Depositor or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities, purchase any call option, reserve or pledge cash or take any other action under this Section 3.07 except to the extent otherwise required by Section 3.09 of the Indenture.”

D.       Paragraph (a) of Section 3.15 is amended to read in its entirety as follows:

“(a) In acquiring or disposing of Securities, including without limitation Additional Securities and New Securities, the Portfolio Supervisor (or the Depositor or Trustee, if, as provided in Section 3.18, the Depositor or Trustee is acquiring or disposing of Securities for the account of the Trust) shall direct transactions to such brokers or dealers as the Portfolio Supervisor selects or, if the Portfolio Supervisor fails so to direct, to such brokers or dealers as the Depositor selects or, if neither the Portfolio Supervisor nor the Depositor is directing the transaction for the Trust, to such brokers or dealers from whom the Trustee expects to obtain the most favorable execution of orders. The Depositor or an affiliate of the Depositor or of the Trustee may act as broker. If the Depositor acts as broker, it shall be entitled to compensation in accordance with applicable law and regulations. Any affiliate of the Trustee acting as broker shall receive such compensation as may be agreed upon with the Depositor (or, if selected by the Trustee, at market commission rates, concessions or markups), without reduction of the compensation payable to the Trustee for its services as such. With the prior consent of the Trustee, such of the Portfolio Supervisor or Depositor which is directing the transaction, is authorized to engage a broker qualified to act as a custodian for the Trust assets pursuant to Rule 17f-4 under the 1940 Act, as amended, to maintain custody of, and otherwise to act as clearing broker with respect to transactions involving, options and other instruments cleared through the Options Clearing Corporation. The Portfolio Supervisor or Depositor, as applicable, is authorized to enter into account agreements on behalf of the Trust with such broker, which agreements may expressly provide that liability thereunder is limited to the assets of the Trust. The Depositor shall take such action, or shall instruct the Portfolio Supervisor to take such action, as the Depositor deems appropriate in the event the Depositor and the Trustee determine that that custody of Trust Securities shall no longer be maintained by a clearing broker, or if the Depositor otherwise determines to engage an alternative clearing broker.”

E.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.18 shall be replaced with the following:

"Section 3.18. Authority of Portfolio Supervisor to Cause the Purchase or Sale or Depositor to Purchase or Sell Securities for the Account of the Trust. Whenever in the Indenture it is provided that the Trustee or the Depositor shall purchase or sell Securities, the Portfolio Supervisor is authorized to, and shall, cause the Securities to be purchased or sold, for the account of the Trust. Should the Portfolio Supervisor fail to cause such purchase or sale, the Depositor shall effect the purchase or sale, and the Trustee shall purchase or sell Securities only in the event that the Trustee would otherwise be directed to make the purchase or sale pursuant to the provisions of the Indenture and both the Portfolio Supervisor and the Depositor have failed to make or cause such purchase or sale. Neither the Trustee nor the Depositor shall have any responsibility or liability for any purchase or sale of Securities caused by the Portfolio Supervisor and the Trustee shall have no responsibility or liability for any purchase or sale of Securities made by the Depositor or for any failure of the Portfolio Supervisor or Depositor to make, or cause, any purchase or sale required by this Section or otherwise by the Indenture.”

F.       The following two paragraphs shall be added at the end of Section 8.02 of the Standard Terms and Conditions of Trust:

“If a Trust contains Securities that are subject to written call options, the Depositor shall direct the Trustee as to what amount, if any, shall be added to the Reserve Account to be applied to the settlement of, or any other liability arising from, the written call options.

None of the Trustee, the Depositor or the Portfolio Supervisor shall have any liability to any Unit holder or any other person for the failure to reserve funds for claims which were not reasonably foreseeable based on the facts known to them at the time a Trust terminates. None of the Trustee, the Depositor or the Portfolio Supervisor, or their respective officers, directors, trustees, shareholders, agents, partners or employees, shall be personally liable to any person for liabilities arising from the administration of a Trust or from its assets; for all such liabilities, persons transacting with the Trustee, the Depositor or the Portfolio Supervisor, acting in their fiduciary or other representative capacity for the account of the Trust, shall have recourse solely to the assets of the Trust then in the custody of the Trustee or other custodian of Trust assets.”

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors, L.P.,

 Evaluator and Portfolio Supervisor

By Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By Joan A. Currie
 Director

[SEAL]

ATTEST:

Elizabeth A. Fernandes

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 8185

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)